Exhibit 10.1

BROWN & BROWN, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into by and between BROWN & BROWN, INC., hereinafter called the "Company," and J. HYATT BROWN, hereinafter called "Employee," effective July 1, 2009.

BACKGROUND

Employee is the Chairman of the Company.  Employee previously also served as Chief Executive Officer of the Company, until Employee’s retirement from that position effective July 1, 2009.  The Company desires to continue to obtain the benefit of services by the Employee, and the Employee desires to continue to render services to the Company.

Accordingly, in consideration of the mutual covenants and representations set forth below, the Company and Employee agree as follows:

TERMS

1.           Definitions.  "Company" means Brown & Brown, Inc. and with respect to paragraph 9, hereof, also means its subsidiaries, affiliated companies and any company operated or supervised by the Company, as well as any successor entity formed by merger or acquisition, including any company that may acquire a majority of the stock of Brown & Brown, Inc.  "Employee" means J. Hyatt Brown and with respect to paragraph 10 hereof also means any company or business in which Employee has a controlling or managing interest.

2.           Employment. The Company hereby employs or continues to employ Employee upon the terms and conditions set forth in this Agreement.

3.           Term.  The term of the Agreement shall be continuous until terminated by either party as provided herein.  This Agreement supersedes all prior employment agreements or arrangements existing as between the Company and the Employee.

4.           Extent of Duties.  At the time of execution of this Agreement, Employee shall be continuing to serve as Chairman of the Board of the Company and shall also be employed to render assistance with acquisitions and recruitment.  Employee shall perform the duties associated with such position and shall commit such of his time and effort required in completing and fulfilling those duties and responsibilities commensurate with and like in amount to the time committed by the Employee in fulfilling the same as of the execution hereof. During the term of his employment under this Agreement, Employee shall not directly or indirectly engage in the insurance business in any of its phases, either as a broker, agent, solicitor, consultant or participant, in any manner or in any firm or corporation engaged in the business of insurance or re-insurance, except for account of the Company or as agreed by the Company.

5.   Compensation.  During the term of this Agreement, Employee shall be compensated in such amount as is mutually agreed upon between Company and Employee. The Employee shall participate in and receive comparable benefits as are provided by the Company to its other personnel from time to time.

6.           Termination.  This Agreement may be terminated:

(a)	by mutual consent of the Company and Employee;

(b)	by Employee upon thirty (30) days written notice to the Company; or

(c)	by the Company upon thirty (30) days written notice to Employee.

Termination of Employee's employment under this Agreement shall not release either Employee or the Company from obligations hereunder arising or accruing through the date of such termination nor from the post-termination provisions of this Agreement.  Termination may be without cause and no cause need be stated in notice of termination.  On notice of termination of or by the Employee, the Company has the power to suspend the Employee from all duties on the date notice is given, and to immediately require return of all Confidential Information as described in the Agreement.

7.           Confidential Information; Non-Piracy Covenants.  (a)  Employee recognizes and acknowledges that the Confidential Information (as hereafter defined) constitutes valuable, secret, special, and unique assets of Company.  Employee covenants and agrees that, during the term of this Agreement and following termination (whether voluntary or involuntary), he or she will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of Company and will not use the Confidential Information except in Company's business.  It is expressly understood and agreed that the Confidential Information is the property of Company and must be immediately returned to Company upon demand therefor.  The term Confidential Information includes each, every, and all written documentation related to Company or its business that is not public information, whether furnished by Company or compiled by Employee, including but not limited to:  (1)  lists of the Company's customers, companies, accounts and records pertaining thereto; (2)  customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all types of written information customarily used by Company or available to the Employee; (3)  information related to any of Company's programs and marketing strategies; (4)  information known to Employee but not reduced to written or recorded form; (5) underwriting information received from customers; and (6) Employee's recollection of Confidential Information.

(b)           For a period of three (3) years following termination of Employment (whether voluntary or involuntary), Employee specifically agrees not to solicit, accept, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, insurance wholesaler, managing general agent, consultant, or otherwise, for Employee's accounts or the accounts of any other agent, or broker, or insurer, either as officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, or otherwise, any insurance or bond business of any kind or character from any person, firm, corporation, or other entity, that is a customer or account of the Company during the term of this Agreement or from any prospective customer or account to whom the Company made proposals while Employee was employed by Company.  Should a court of competent jurisdiction declare any of the covenants set forth in this paragraph unenforceable due to an unreasonable restriction of duration, geographical area or otherwise, each of the parties hereto agrees that such court shall be empowered to rewrite or reform any such covenant and shall grant Company injunctive relief reasonably necessary to protect its interest.

(c)           Employee agrees that Company shall have the right to communicate the terms of this Agreement to any third parties, including but not limited to, any past, present or prospective employer of Employee.  Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from disclosure of the terms of this paragraph.

(d)           In the event of the breach or threatened breach of the provisions of this paragraph, Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity.

8.           Organizing Competitive Businesses; Soliciting Company Employees.  Employee agrees that so long as he is working for Company he will not undertake the planning or organizing of any business activity competitive with the work he performs.  Employee acknowledges that the Company has made a significant investment in developing and training a competent work force.  Employee agrees that he will not, for a period of two (2) years following termination of employment with Company, directly or indirectly, solicit any of the Company's employees to work for Employee or any other competitive company.

9.           Protection of Company Property.  All records, files manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by him on its behalf, or generated or obtained by him during the course of his employment, shall be and remain the property of Company.  Employee shall be deemed the bailee thereof for the use and benefit of Company and shall safely keep and preserve such property, except as consumed in the normal business operations of Company.  Employee acknowledges that this property is confidential and is not readily accessible to Company's competitors.  Upon termination of employment hereunder, the Employee shall immediately deliver to Company or its authorized representative all such property, including all copies, remaining in the Employee's possession or control.

10.         Attorney Fees and Expenses.   The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as they become due as a result of the Employee seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits.

11.         Successors and Assigns.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

12.         Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient in writing and if sent by Certified Mail to:

Employee at:

220 South Ridgewood Avenue
Daytona Beach, Florida  32115

and to the Company at:

3101 W. Martin Luther King, Jr. Blvd., Ste. 400
Tampa, Florida  33607
Attn:  Chief Corporate Counsel

or such other address as either shall give to the other in writing for this purpose.

13.         Waiver of Breach.  The waiver of either party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

14.         Entire Agreement.  This instrument contains the entire Agreement of the parties.  All contracts entered into which are dated prior to this Agreement are considered null and void.  Employee agrees that no verbal or other statement; inducement or representation relied upon by Employee for the execution of this Agreement has been made to Employee which is not contained in this Agreement.  This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is south.  A waiver by Company of any condition or term in this Agreement shall not be construed to have any effect on the remaining terms and conditions nor shall said waiver, if any, be construed as permanent or binding for the future.

15.         Florida Law to Govern; Venue. This Agreement shall be governed by and construed according to the laws of the State of Florida without giving effect to the conflict of law principles thereof.  Any action brought by any party relating to this Agreement shall be brought and maintained in a court of competent jurisdiction in Volusia County, Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

WITNESSES:

/s/ J. Hyatt Brown
J. HYATT BROWN

as to Employee

WITNESSES:	BROWN & BROWN, INC.

	By:	/s/ Jim Henderson
Jim Henderson
Vice Chairman and
Chief Operations Officer

as to Brown & Brown

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